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                                                                Exhibit 99.B(11)


CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion of our report dated February 2, 1996 on our audit of the financial statements and financial highlights of Flag Investors Real Estate Securities Fund, Inc. in the Statement of Additional Information with respect to Post-Effective Amendment No. 5 to the Registration Statement (File Nos. 33-78648 and 811-8500) on form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940, respectively, of Flag Investors Real Estate Securities Fund, Inc. We also consent to the reference to our Firm under the headings "Financial Highlights" and "General Information" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.



COOPERS & LYBRAND L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania
November 15, 1996